press release	Exhibit 99.1 corescientific.com
Core Scientific Announces Fiscal Second Quarter 2024 Results
Fiscal Second Quarter 2024 Highlights
•Incurred net loss of $804.9 million due primarily to a net $796.0 million non-cash mark-to-market adjustment to our warrants and other contingent value right liabilities required as a result of significant quarter-over-quarter increase in the value of our equity
•Generated operating income of $6.6 million, a decrease of $2.9 million over second quarter 2023
•Produced adjusted EBITDA of $46.0 million
•Contracted 382 megawatts of infrastructure to host high-performance computing (“HPC”), including latest contract option exercise, for total potential revenue of approximately $6.7 billion over 12 years
•Achieved mandatory conversion of convertible notes, removing $260 million in debt from balance sheet
•Earned 1,680 self-mined bitcoin
AUSTIN, Texas, August 7, 2024 - Core Scientific, Inc. (NASDAQ: CORZ), a leader in digital infrastructure for bitcoin mining and HPC, today announced financial results for the fiscal second quarter of 2024. Net loss was $804.9 million, as compared to a net loss of $9.3 million for the same period in 2023. Total revenue was $141.1 million, as compared to $126.9 million for the same period last year. Operating income was $6.6 million, as compared to $9.5 million for the same period in 2023. Adjusted EBITDA was $46.0 million, as compared to $45.0 million for the same period in the prior year. Second quarter Net loss resulted from a net $796 million mark-to-market adjustment in the value of our tranche 1 and tranche 2 warrants and other contingent value rights required as a result of the significant quarter-over-quarter increase in the value of our equity.

“We continue to demonstrate progress on the execution of our strategy to maximize the value of our high-power digital infrastructure portfolio through bitcoin mining and high-performance computing,” said Adam Sullivan, Core Scientific Chief Executive Officer. “Key achievements in and after the quarter include successfully navigating the April halving and emerging with favorable quarterly cash cost to mine of approximately $29,900 per bitcoin, converting $260 million in convertible notes during and shortly after the end of the quarter, commencing HPC hosting operations and revenue generation at our 16-megawatt Austin data center, and signing long-term contracts to host 382 megawatts of high-performance computing with our current client. These long-term contracts represent total potential revenue of approximately $6.7 billion over 12 years.”

“Our highly experienced digital infrastructure team is preparing to modify several of our data centers to support HPC hosting, including working diligently to address supply chain challenges as they emerge. We also continue discussions with our existing client and other counterparties to contract our remaining 118 megawatts of infrastructure for HPC hosting while we work to execute on our pipeline of opportunities to increase our 1,200 MW of contracted power. We are building meaningful momentum in each of our businesses as we enter the second half of the year and believe we are well positioned to drive continued value creation for our shareholders.” Mr. Sullivan added.

Fiscal Second Quarter Financial and Operational Achievements
•Total revenue of $141.1 million, an increase of $14.2 million over second quarter 2023
•Net loss of $804.9 million, an increase of $795.6 million over second quarter 2023
•Operating income of $6.6 million, a decrease of $2.9 million over second quarter 2023
•Adjusted EBITDA of $46.0 million, an increase of $1.0 million over second quarter 2023
•Cash and cash equivalents of $96.1 million as of June 30, 2024
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Core Scientific, Inc. Fiscal Second Quarter 2024 Earnings Release - 2
•Additional 72 megawatts of infrastructure completed at Denton, Texas data center, expanding operational infrastructure to approximately 830 megawatts
•Voluntary conversion of $26.4 million in convertible notes, with the mandatory conversion of the remaining $233.6 million in convertible notes outstanding shortly after the end of the second quarter
•Operated total hash rate of 24.6 EH/s, consisting of 19.4 EH/s self-mining and 5.2 EH/s hosting
•Improved average actual self-mining fleet energy efficiency to 24.7 joules per terahash
•Strengthened the balance sheet, ending the quarter with $96.1 million in cash and cash equivalents
Fiscal Second Quarter 2024 Financial Results (Compared to Fiscal Second Quarter 2023)
Total revenue for the fiscal second quarter of 2024 was $141.1 million, and consisted of $110.7 million in digital asset self-mining revenue, $24.8 million in digital asset hosted mining revenue and $5.5 million in HPC hosting revenue.

Digital asset self-mining revenue in excess of mining cost of revenue for the fiscal second quarter of 2024 was $30.7 million (28% gross margin), as compared to $30.2 million (31% gross margin) for the same period in the prior year, an increase of $0.5 million. The increase in Digital asset self-mining revenue in excess of Digital asset mining cost of revenue was driven by a 134% increase in the price of bitcoin, a 28% increase in our self-mining hash rate and an increase in the number of mining units deployed, offset by the 52% decrease in bitcoin mined due to the halving and higher network difficulty.

Digital asset hosted mining revenue in excess of hosting cost of revenue for the fiscal second quarter of 2024 was $7.4 million (30% gross margin), as compared to $6.7 million (23% gross margin) for the same period in the prior year, an increase of $0.7 million. The increase in Digital asset hosted mining revenue in excess of Digital asset hosted mining cost of revenue was primarily due to a larger share of more profitable hosting arrangements.

HPC hosting revenue in excess of HPC hosting cost of revenue for the fiscal second quarter of 2024 was $0.6 million (11% gross margin). HPC hosting started operations during the fiscal second quarter of 2024. HPC hosting costs consisted primarily of lease expense and direct electricity costs.

Operating expenses for the fiscal second quarter of 2024 totaled $31.4 million, as compared to $27.1 million for the same period in the prior year. The increase of $4.3 million was primarily attributable a $7.2 million increase in personnel and related expenses and $4.6 million of HPC startup costs incurred during the current period, partially offset by lower stock-based compensation of $6.5 million due to cancellations and forfeitures of equity-based awards.

Net loss for the fiscal second quarter of 2024 was $804.9 million, as compared to a net loss of $9.3 million for the same period in the prior year. Net loss for the fiscal second quarter of 2024 increased by $795.6 million driven primarily by a net $796.0 million mark-to-market adjustment on our warrants and other contingent value rights comprising a $827.7 million increase in the fair value of warrant liabilities, partially offset by a $31.7 million decrease in fair value of contingent value rights. These mark-to-market adjustments were driven by the increase in our stock price during the period. Also contributing to the increase in Net loss was a $14.8 million increase in Interest expense, net resulting from the Bankruptcy Court ordered stay on payment of pre-petition obligations, including interest during the same period in 2023, partially offset by $18.5 million in
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Core Scientific, Inc. Fiscal Second Quarter 2024 Earnings Release - 3
Reorganization items, net with no comparable activity for the same period in fiscal 2024 due the Company’s emergence from bankruptcy during the first quarter 2024 .

Non-GAAP Adjusted EBITDA for the fiscal second quarter 2024 was $46.0 million, as compared to Non-GAAP Adjusted EBITDA of $45.0 million for the same period in the prior year. This $1.0 million increase was driven by a $14.2 million increase in total revenue and a $1.1 million decrease in impairment of digital assets, partially offset by a $7.6 million increase in cash operating expenses, a $3.2 million increase in cash cost of revenue, a $2.0 million increase in realized losses on energy derivatives, a $0.9 million decrease in gain from sales of digital assets and a $0.6 million decrease in the change in fair value of digital assets.
Fiscal Year-to-Date 2024 Financial Results (Compared to Fiscal Year-to-Date 2023)
Total revenue for the six months ended June 30, 2024 was $320.4 million, and consisted of $260.7 million in digital asset self-mining revenue, $54.2 million in digital asset hosted mining revenue and $5.5 million in HPC hosting revenue.

Digital asset self-mining revenue in excess of mining cost of revenue for the six months ended June 30, 2024 was $99.1 million (38% gross margin), as compared to $55.6 million (28% gross margin) for the same period in the prior year, an increase of $43.6 million. The increase in Digital asset self-mining revenue in excess of Digital asset self-mining cost of revenue was primarily due to a 34% increase in mining revenue driven by a 134% increase in the price of bitcoin, a 28% increase in our self-mining hash rate, driven by our fleet mix and efficiency, and an increase in the number of mining units deployed, partially offset by the 42% decrease in bitcoin mined due to the halving and higher network difficulty.

Digital asset hosted mining revenue in excess of hosting cost of revenue for the six months ended June 30, 2024 was $16.7 million (31% gross margin), as compared to $13.2 million (25% gross margin) for the same period in the prior year, an increase of $3.5 million. The increase in Digital asset hosted mining revenue in excess of Digital asset hosted mining cost of revenue was primarily due to a larger share of more profitable hosting arrangements.

HPC hosting revenue in excess of HPC hosting cost of revenue for the six months ended June 30, 2024 was $0.6 million (11% gross margin). HPC hosting started operations during the fiscal second quarter of 2024. HPC hosting costs consisted primarily of lease expense and direct electricity costs.

Operating expenses for the six months ended June 30, 2024 totaled $48.3 million, as compared to $51.3 million for the same period in the prior year. The decrease of $3.0 million was primarily attributable to lower stock-based compensation of $20.2 million due to cancellations and forfeitures of equity-based awards, partially offset by a $11.1 million increase in personnel and related expenses and $4.6 million of HPC startup costs incurred during the current period.

Net loss for the six months ended June 30, 2024 was $594.2 million, as compared to a net loss of $9.6 million for the same period in the prior year. Net loss for the six months ended June 30, 2024 increased by $584.6 million driven primarily by a net $735.9 million mark-to-market adjustment on our warrants and other contingent value rights comprising a $809.3 million increase in the fair value of warrant liabilities, partially offset by a $73.4 million decrease in fair value of contingent value rights. These mark-to-market adjustments were driven by the increase in our stock price during the period. Also contributing to the increase in Net loss was a $28.7 million increase in Interest expense, net resulting from the Bankruptcy Court ordered stay on payment of pre-petition obligations, including interest during the same period in 2023, and a $20.9 million
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Core Scientific, Inc. Fiscal Second Quarter 2024 Earnings Release - 4
decrease in (Loss) gain on extinguishment of debt compared to the same period in the prior year, partially offset by a decrease of $161.5 million in Reorganization items, net, which included gains on extinguishment of pre-emergence obligations of $143.8 million.

Non-GAAP Adjusted EBITDA for the six months ended June 30, 2024 was $134.0 million, as compared to Non-GAAP Adjusted EBITDA of $85.3 million for the same period in the prior year. This $48.7 million increase was driven by a $72.8 million increase in total revenue and a $2.2 million decrease in impairment of digital assets, partially offset by a $12.0 million increase in cash operating expenses, a $7.2 million increase in cash cost of revenue, a $5.0 million increase in realized losses on energy derivatives, and a $2.0 million decrease in gain from sales of digital assets.
CONFERENCE CALL AND LIVE WEBCAST
In conjunction with this release, Core Scientific, Inc. will host a conference call today, Wednesday, August 7, 2024, at 4:30 pm Eastern Time that will be webcast live. Adam Sullivan, Chief Executive Officer, Denise Sterling, Chief Financial Officer and Steven A. Gitlin, Senior Vice President Investor Relations, will host the call.
Investors may dial into the call by using the following telephone numbers: +1 (877) 407-1875 (U.S. toll free) and +1 (215) 268-9909 (U.S. local) and providing the Access Code 13747858 five to ten minutes prior to the start time to allow for registration.
Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the Core Scientific, Inc. website, http://investors.corescientific.com or by clicking here. Please allow 10 minutes prior to the call to download and install any necessary audio software. A replay of the audio webcast will be available for one year.
A supplementary investor presentation for the fiscal second quarter 2024 may be accessed at https://investors.corescientific.com/investors/events-and-presentations/default.aspx.

AUDIO REPLAY
An audio replay of the event will be archived on the Investor Relations section of the Company's website at http://investors.corescientific.com and via telephone by dialing +1 (877) 660-6853 (U.S. toll free) or +1 (201) 612-7415 (U.S. local) and entering Access Code 13747858.

ABOUT CORE SCIENTIFIC
Core Scientific is a leader in digital infrastructure for bitcoin mining and high-performance computing. Transforming energy into high-value compute with superior efficiency at scale, we employ our own large fleet of computers (“miners”) to earn bitcoin for our own account and provide hosting services for bitcoin mining and high-performance computing customers at our eight operational data centers in Georgia (2), Kentucky (1), North Carolina (1), North Dakota (1) and Texas (3). We derive the majority of our revenue from earning bitcoin for our own account (“self-mining”). To learn more, visit www.corescientific.com.

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Core Scientific, Inc. Fiscal Second Quarter 2024 Earnings Release - 5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the Company’s ability to scale, grow its business and execute on its growth plans and hosting contracts, source clean and renewable energy, the advantages, expected growth, and anticipated future revenue of the Company, and the Company’s ability to source and retain talent. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “estimate,” “plan,” “project,” “forecast,” “goal,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to earn digital assets profitably and to attract customers for our digital asset and high performance compute hosting capabilities; our ability to perform under our existing colocation agreements, our ability to maintain our competitive position in our existing operating segments, the impact of increases in total network hash rate; our ability to raise additional capital to continue our expansion efforts or other operations; our need for significant electric power and the limited availability of power resources; the potential failure in our critical systems, facilities or services we provide; the physical risks and regulatory changes relating to climate change; potential significant changes to the method of validating blockchain transactions; our vulnerability to physical security breaches, which could disrupt our operations; a potential slowdown in market and economic conditions, particularly those impacting high performance computing, the blockchain industry and the blockchain hosting market; the identification of material weaknesses in our internal control over financial reporting; price volatility of digital assets and bitcoin in particular; the “halving” of rewards available on the Bitcoin network, affecting our ability to generate revenue; the potential that insufficient awards from digital asset mining could disincentivize transaction processors from expending processing power on a particular network, which could negatively impact the utility of the network and further reduce the value of its digital assets; the requirements of our existing debt agreements for us to sell our digital assets earned from mining as they are received, preventing us from recognizing any gain from appreciation in the value of the digital assets we hold; potential changes in the interpretive positions of the SEC or its staff with respect to digital asset mining firms; the increasing likelihood that U.S. federal and state legislatures and regulatory agencies will enact laws and regulations to regulate digital assets and digital asset intermediaries; increasing scrutiny and changing expectations with respect to our ESG policies; the effectiveness of our compliance and risk management methods; the adequacy of our sources of recovery if the digital assets held by us are lost, stolen or destroyed due to third-party digital asset services; the effects of our emergence from bankruptcy and our substantial level of indebtedness and our current liquidity constraints affecting our financial condition and ability to service our indebtedness. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does
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Core Scientific, Inc. Fiscal Second Quarter 2024 Earnings Release - 6
not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law.
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Core Scientific, Inc. Fiscal Second Quarter 2024 Earnings Release - 7
Core Scientific, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)
(Unaudited)

	June 30, 2024	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$96,122	$50,409
Restricted cash	983	19,300
Accounts receivable	4,676	1,001
Digital assets	—	2,284
Prepaid expenses and other current assets	16,082	24,022
Total Current Assets	117,863	97,016
Property, plant and equipment, net	549,994	585,431
Operating lease right-of-use assets	75,783	7,844
Other noncurrent assets	17,816	21,865
Total Assets	$761,456	$712,156
Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$8,491	$154,751
Accrued expenses and other current liabilities	28,949	179,636
Deferred revenue	7,912	9,830
Operating lease liabilities, current portion	5,427	77
Finance lease liabilities, current portion	2,717	19,771
Notes payable, current portion	18,370	124,358
Contingent value rights, current portion	2,958	—
Total Current Liabilities	74,824	488,423
Operating lease liabilities, net of current portion	67,068	1,512
Finance lease liabilities, net of current portion	553	35,745
Convertible and other notes payable, net of current portion	526,756	684,082
Contingent value rights, net of current portion	9,988	—
Warrant liabilities	1,155,103	—
Other noncurrent liabilities	11,038	—
Total liabilities not subject to compromise	1,845,330	1,209,762
Liabilities subject to compromise	—	99,335
Total Liabilities	1,845,330	1,309,097
Commitments and contingencies
Stockholders’ Deficit:
Preferred stock; $0.00001 par value; 2,000,000 and nil shares authorized at June 30, 2024 and December 31, 2023, respectively; none issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Common stock; $0.00001 par value; 10,000,000 shares authorized at June 30, 2024 and December 31, 2023; 187,892 and 386,883 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	2	36
Additional paid-in capital	1,930,542	1,823,260
Accumulated deficit	(3,014,418)	(2,420,237)
Total Stockholders’ Deficit	(1,083,874)	(596,941)
Total Liabilities and Stockholders’ Deficit	$761,456	$712,156
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Core Scientific, Inc. Fiscal Second Quarter 2024 Earnings Release - 8
Core Scientific, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Digital asset self-mining revenue	$110,743	$97,082	$260,702	$195,108
Digital asset hosted mining revenue from customers	24,840	26,316	54,172	45,225
Digital asset hosted mining revenue from related parties	—	3,514	—	7,234
HPC hosting revenue	5,519	—	5,519	—
Total revenue	141,102	126,912	320,393	247,567
Cost of revenue:
Cost of digital asset self-mining	80,001	66,846	161,565	139,522
Cost of digital asset hosted mining services	17,393	23,107	37,474	39,305
Cost of HPC hosting services	4,891	—	4,891	—
Total cost of revenue	102,285	89,953	203,930	178,827
Gross profit	38,817	36,959	116,463	68,740
Change in fair value of digital assets	(584)	—	(41)	—
Gain from sale of digital assets	—	931	—	1,995
Impairment of digital assets	—	(1,127)	—	(2,183)
Change in fair value of energy derivatives	(539)	—	(2,757)	—
Gain (loss) on disposal of property, plant and equipment	268	(174)	(3,552)	(174)
Operating expenses:
Research and development	2,174	1,640	3,973	3,055
Sales and marketing	2,966	1,084	3,948	2,092
General and administrative	26,243	24,396	40,386	46,160
Total operating expenses	31,383	27,120	48,307	51,307
Operating income	6,579	9,469	61,806	17,071
Non-operating (income) expenses, net:
Loss (gain) on debt extinguishment	120	—	170	(20,761)
Interest expense (income), net	14,775	(36)	28,862	121
Reorganization items, net	—	18,455	(111,439)	50,014
Change in fair value of warrant and contingent value rights	796,035	—	735,921	—
Other non-operating expense (income), net	401	181	2,147	(2,888)
Total non-operating expenses, net	811,331	18,600	655,661	26,486
Loss before income taxes	(804,752)	(9,131)	(593,855)	(9,415)
Income tax expense	144	129	350	233
Net loss	$(804,896)	$(9,260)	$(594,205)	$(9,648)
Net loss per share:
Basic	$(4.51)	$(0.02)	$(2.87)	$(0.03)
Diluted	$(4.51)	$(0.02)	$(2.87)	$(0.03)
Weighted average shares outstanding:
Basic	178,505	375,779	207,092	375,875
Diluted	178,505	375,779	207,092	375,875
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Core Scientific, Inc. Fiscal Second Quarter 2024 Earnings Release - 9
Core Scientific, Inc.
Segment Results
(in thousands, except percentages)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Digital Asset Self-Mining Segment	(in thousands, except percentages)
Digital asset self-mining revenue	$110,743	$97,082	$260,702	$195,108
Cost of digital asset self-mining	80,001	66,846	161,565	139,522
Digital Asset Self-Mining gross profit	$30,742	$30,236	$99,137	$55,586
Digital Asset Self-Mining gross margin	28%	31%	38%	28%

Digital Asset Hosted Mining Segment
Digital asset hosted mining revenue from customers	$24,840	$29,830	$54,172	$52,459
Cost of digital asset hosted mining services	17,393	23,107	37,474	39,305
Digital Asset Hosted Mining gross profit	$7,447	$6,723	$16,698	$13,154
Digital Asset Hosted Mining gross margin	30%	23%	31%	25%

HPC Hosting Segment
HPC hosting revenue	$5,519	$—	$5,519	$—
Cost of HPC hosting services	4,891	—	4,891	—
HPC Hosting gross profit	$628	$—	$628	$—
HPC Hosting gross margin	11%	—%	11%	—%

Consolidated
Consolidated total revenue	$141,102	$126,912	$320,393	$247,567
Consolidated cost of revenue	$102,285	$89,953	$203,930	$178,827
Consolidated gross profit	$38,817	$36,959	$116,463	$68,740
Consolidated gross margin	28%	29%	36%	28%

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Core Scientific, Inc. Fiscal Second Quarter 2024 Earnings Release - 10
Core Scientific, Inc. and Subsidiaries
Non-GAAP Financial Measures
(Unaudited)
Adjusted EBITDA is a non-GAAP financial measure defined as our net income or (loss), adjusted to eliminate the effect of (i) interest income, interest expense, and other income (expense), net; (ii) provision for income taxes; (iii) depreciation and amortization; (iv) stock-based compensation expense; (v) Reorganization items, net; (vi) change in fair value of energy derivatives; (vii) change in the fair value of warrant and contingent value rights, (viii) business or site startup costs which are not reflective of the ongoing costs incurred after startup, (ix) bankruptcy advisory costs incurred related to reorganization which are not reflective of the ongoing costs incurred in post-emergence operations, and (x) certain additional non-cash items that do not reflect the performance of our ongoing business operations. For additional information, including the reconciliation of net income (loss) to Adjusted EBITDA, please refer to the table below. We believe Adjusted EBITDA is an important measure because it allows management, investors, and our Board of Directors to evaluate and compare our operating results, including our return on capital and operating efficiencies, from period-to-period by making the adjustments described above. In addition, it provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business, as it removes the effect of net interest expense, taxes, certain non-cash items, variable charges and timing differences. Moreover, we have included Adjusted EBITDA in this earnings release because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic and financial planning.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature or because the amount and timing of these items are not related to the current results of our core business operations which renders evaluation of our current performance, comparisons of performance between periods and comparisons of our current performance with our competitors less meaningful. However, you should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating this measure. Our presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual items. Further, this non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We compensate for these limitations by relying primarily on GAAP results and using Adjusted EBITDA on a supplemental basis. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.
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Core Scientific, Inc. Fiscal Second Quarter 2024 Earnings Release - 11
The following table reconciles the non-GAAP financial measure to the most directly comparable U.S. GAAP financial performance measure, which is net loss, for the periods presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023[1]	2024	2023[1]
Adjusted EBITDA
Net loss	$(804,896)	$(9,260)	$(594,205)	$(9,648)
Adjustments:
Interest expense, net	14,775	(36)	28,862	121
Income tax expense	144	129	350	233
Depreciation and amortization	29,477	20,473	58,473	40,567
Stock-based compensation expense	8,494	14,280	7,434	26,553
Unrealized fair value adjustment on energy derivatives	(1,465)	—	(2,262)	—
Gain (loss) on disposal of property, plant and equipment	(268)	174	3,552	174
HPC startup costs	4,601	—	4,601	—
Bankruptcy advisory costs	(1,380)	—	307	—
Loss (gain) on debt extinguishment	120	—	170	(20,761)
Reorganization items, net	—	18,455	(111,439)	50,014
Change in fair value of warrant and contingent value rights	796,035	—	735,921	—
Other non-operating expenses (income), net	401	181	2,147	(2,888)
Other	(2)	594	121	962
Adjusted EBITDA	$46,036	$44,990	$134,032	$85,327
1 Certain prior year amounts have been reclassified for consistency with the current year presentation.

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Core Scientific, Inc. Fiscal Second Quarter 2024 Earnings Release - 12
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